Exhibit 99.1

Sun Hydraulics 2008 3rd Quarter Earnings Release

Sun Hydraulics Third Quarter Earnings Increase 25% on 7% Sales Increase

SARASOTA, FLA, November 3, 2008 - Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter 2008 as follows:

(Dollars in millions except net income per share)

	September 27, 2008	September 29, 2007	Increase
Three Months Ended
Net Sales	$44.8	$41.8	7%
Net Income	$6.7	$5.2	29%
Net Income per share:
Basic	$0.40	$0.32	25%
Diluted	$0.40	$0.32	25%

Nine Months Ended
Net Sales	$145.3	$126.1	15%
Net Income	$23.3	$17.0	37%
Net Income per share:
Basic	$1.40	$1.04	35%
Fully Diluted	$1.40	$1.03	36%

“Third quarter results were what we expected, with moderate growth in sales and a significant increase in earnings,” stated Allen Carlson, Sun’s President and CEO. “As we look into the fourth quarter and beyond, we see business slowing. Our business is cyclical and we are in the down slope of the cycle. How long the downturn will last is outside of our vision, but rest assured our focus remains on creating opportunities for long-term profitable growth.”

“Sun Hydraulics has a strong balance sheet, the right products for the marketplace and an agile workforce,” Carlson stated. “We will continue to do the things we have always done to ensure we are poised to take full advantage of the cyclical upturn when it occurs. Our ability to deliver product reliably throughout this cycle is at the heart of our market share gains and remains a primary focus. While we will look to tighten our belts in the short term, it will not be at the expense of our long-term objectives,” Carlson concluded.

R&D Tax Credit Affects EPS

In September, Sun completed an assessment of available R&D tax credits for tax years 2004-07, which resulted in a tax benefit of $900K. This was offset by professional fees of $150K (net of tax) related to the assessment. The overall effect was additional net income of $750K, or $0.045 per share, in the third quarter. This amount was not included in the third quarter estimate provided by management on August 5, 2008.

Outlook

2008 fourth quarter sales are estimated to be approximately $34 million and earnings per share are estimated to be in the range of $0.20 to $0.22. This would represent a decrease of approximately 18% in sales and 32% in earnings per share over the same period last year.

2008 year-end sales are estimated to be approximately $180 million, an 8% increase compared to 2007. Earnings per share for 2008 are estimated to be between $1.60 and $1.62, up approximately 20% over last year.

Webcast

Sun Hydraulics Corporation will broadcast its 2008 third quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 4, 2008. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?EventID=59332.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings Item 1. “Business,” Item 1A. “Risk Factors” and Item 7. “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-K for the year ended December 29, 2007, and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 27, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	September 27, 2008	September 29, 2007
	(unaudited)	(unaudited)
Net sales	$44,771	$41,809

Cost of sales	30,033	28,485

Gross profit	14,738	13,324

Selling, engineering and administrative expenses	5,457	5,279

Operating income	9,281	8,045

Interest income, net	(233)	(120)
Foreign currency transaction gain, net	(258)	—
Miscellaneous (income)/expense, net	4	(115)

Income before income taxes	9,768	8,280

Income tax provision	3,111	3,034

Net income	$6,657	$5,246

Basic net income per common share	$0.40	$0.32

Weighted average basic shares outstanding	16,612	16,460

Diluted net income per common share	$0.40	$0.32

Weighted average diluted shares outstanding	16,642	16,507

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	September 27, 2008	September 29, 2007
	(unaudited)	(unaudited)
Net sales	$145,342	$126,085

Cost of sales	94,436	84,581

Gross profit	50,906	41,504

Selling, engineering and administrative expenses	17,203	15,932

Operating income	33,703	25,572

Interest income, net	(500)	(282)
Foreign currency transaction (gain)/loss, net	(158)	2
Miscellaneous income, net	(213)	(321)

Income before income taxes	34,574	26,173

Income tax provision	11,319	9,169

Net income	$23,255	$17,004

Basic net income per common share	$1.40	$1.04

Weighted average basic shares outstanding	16,589	16,401

Diluted net income per common share	$1.40	$1.03

Weighted average diluted shares outstanding	16,621	16,468

Dividends declared per share	$0.360	$0.247

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 27, 2008	December 29, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,137	$19,191
Restricted cash	141	146
Accounts receivable, net of allowance for doubtful accounts of $140 and $215	18,921	17,029
Inventories	11,505	11,421
Deferred income taxes	301	301
Other current assets	1,067	1,210

Total current assets	65,072	49,298

Property, plant and equipment, net	59,803	56,999
Other assets	4,366	4,483

Total assets	$129,241	$110,780

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,765	$5,668
Accrued expenses and other liabilities	5,186	4,857
Long-term debt due within one year	240	417
Dividends payable	1,495	1,484
Income taxes payable	1,161	674

Total current liabilities	13,847	13,100

Long-term debt due after one year	174	284
Deferred income taxes	5,065	5,108
Other noncurrent liabilities	502	406

Total liabilities	19,588	18,898

Shareholders’ equity:
Common stock	17	16
Capital in excess of par value	37,685	34,390
Retained earnings	69,120	51,844
Accumulated other comprehensive income	2,831	5,632

Total shareholders’ equity	109,653	91,882

Total liabilities and shareholders’ equity	$129,241	$110,780

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine months ended
	September 27, 2008	September 29, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$23,255	$17,004
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,297	4,657
(Gain)/Loss on disposal of assets	138	(60)
Provision for deferred income taxes	(43)	78
Allowance for doubtful accounts	(75)	(39)
Stock-based compensation expense	671	542
Stock options income tax benefit	(15)	(286)
(Increase) decrease in:
Accounts receivable	(1,817)	(4,341)
Inventories	(84)	(935)
Other current assets	143	(1,484)
Other assets	97	(271)
Increase in:
Accounts payable	97	1,235
Accrued expenses and other liabilities	2,584	2,759
Income taxes payable	502	712
Other noncurrent liabilities	96	204

Net cash provided by operating activities	30,846	19,775

Cash flows from investing activities:
Capital expenditures	(9,229)	(9,448)
Proceeds from dispositions of equipment	99	76

Net cash used in investing activities	(9,130)	(9,372)

Cash flows from financing activities:
Repayment of debt	(301)	(322)
Proceeds from exercise of stock options	87	267
Proceeds from stock issued	267	191
Dividends to shareholders	(5,968)	(3,684)
Stock options income tax benefit	15	286

Net cash used in financing activities	(5,900)	(3,262)

Effect of exchange rate changes on cash and cash equivalents	(1,875)	713

Net increase in cash and cash equivalents	13,941	7,854

Cash and cash equivalents, beginning of period	19,337	9,497

Cash and cash equivalents, end of period	$33,278	$17,351

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$19	$35
Income taxes	$10,875	$8,884
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,255	$1,386

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended September 27, 2008
Sales to unaffiliated customers	$28,810	$3,854	$6,746	$5,361	$—	$44,771
Intercompany sales	6,300	—	48	607	(6,955)	—
Operating income	6,204	257	2,131	752	(63)	9,281
Depreciation	1,273	37	147	313	—	1,770
Capital expenditures	2,080	19	140	129	—	2,368

Three Months Ended September 29, 2007
Sales to unaffiliated customers	$24,770	$5,244	$6,033	$5,762	$—	$41,809
Intercompany sales	7,551	—	65	609	(8,225)	—
Operating income	4,871	613	1,583	1,007	(29)	8,045
Depreciation	1,142	46	131	284	—	1,603
Capital expenditures	1,957	55	5	547	—	2,564

Nine Months Ended September 27, 2008
Sales to unaffiliated customers	$88,834	$15,673	$22,567	$18,268	$—	$145,342
Intercompany sales	24,104	—	191	1,811	(26,106)	—
Operating income	22,779	1,332	6,858	2,860	(126)	33,703
Depreciation	3,730	125	443	979	—	5,277
Capital expenditures	8,492	35	289	413	—	9,229

Nine Months Ended September 29, 2007
Sales to unaffiliated customers	$74,375	$15,896	$18,730	$17,084	$—	$126,085
Intercompany sales	23,715	—	115	2,143	(25,973)	—
Operating income	16,767	1,759	4,604	2,529	(87)	25,572
Depreciation	3,301	129	403	804	—	4,637
Capital expenditures	7,675	263	52	1,458	—	9,448

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia L. Fulton

Chief Financial Officer

941-362-1200